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THE COLONEL'S INTERNATIONAL, INC.
NASDAQ Symbol COLO

PRESS RELEASE
FOR IMMEDIATE RELEASE
March 20, 1997


Contact:  Richard S. Schoenfeldt
          Chief Financial Officer
          313-439-4200


THE COLONEL'S INTERNATIONAL, INC. ANNOUNCES PRELIMINARY AGREEMENT TO ACQUIRE THE PATSY LOU WILLIAMSON GROUP OF AUTOMOBILE DEALERSHIPS

The Colonel's International, Inc. ("Company") today announced that it has entered into a preliminary agreement to acquire the new and used car dealerships owned by Mrs. Patsy Lou Williamson. The Patsy Lou Williamson Group includes four new car dealerships and a major used car facility.

The dealership group includes the Patsy Lou Williamson Buick-GMC dealership located in Flint, Michigan, ranked the number one Buick dealership in retail sales in 1994, 1995, and 1996. The group also includes a Lincoln-Mercury/Dodge dealership and the newly opened Patsy Lou Williamson Used Car
Mega-lot, both of which share premises adjacent to the Buick-GMC facility in Flint. The used car mega-lot is among the largest in the world with a 30 car showroom, 30 sales offices and a 20 car customer service center and a car wash. Also included in the group are a Chrysler-Plymouth-Jeep Eagle dealership in Grand Blanc, Michigan and a Chevrolet-Geo-Cadillac dealership in Tawas, Michigan.

The individual dealerships will continue to operate as independent corporations. The Company intends to acquire the dealerships as wholly-owned subsidiaries through a newly formed intermediate dealership holding company. On a combined basis, the dealerships had sales of approximately $200 million in calendar year 1996.

The purchase price for the dealerships and related assets, as described in the preliminary agreement, is $60 million, subject to adjustment for certain contingencies and assumed debt. The completion of the acquisition is subject to the execution of a definitive agreement, financing, the consent of certain franchisors such as General Motors Corporation, Ford Motor Company, and Chrysler Corporation, the approval of the Company's independent directors and other factors. No definitive time for closing the acquisition has been established.

The acquisition comes at a time of increasing consolidation in the automotive retailing industry. Michael J. McCloskey, the Company's Chief Executive Officer, said today "We are extremely pleased to have the

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opportunity to acquire Mrs. Williamson's dealerships.  Mrs. Williamson and the dealerships have an excellent reputation for quality and emphasize customer service. This will fit well within the Company's growth plans and provide us with a tremendous platform to launch the Company into the next century."

Mrs. Patsy Lou Williamson is the Company's Chairwoman and will be chairwoman of the new automotive group. Mark Stevens, the Company's President, will serve as president of the automotive group.

The Colonel's, Inc., a wholly-owned subsidiary of the Company based in Milan, Michigan, is a leading domestic manufacturer of plastic replacement bumpers and facias for the aftermarket auto industry in North America. The Colonel's Truck Accessories, Inc., a wholly-owned subsidiary of the Company, produces truck bed liners for sale to new vehicle dealers and in the automotive after-market. Brainerd International Raceway, the Company's other wholly-owned subsidiary, owns and operates Brainerd International Raceway, a multi-purpose motor sports facility located in Brainerd, Minnesota.

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This news release includes certain statements that may be considered forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of important risks and uncertainties that could cause the contemplated transactions not to occur or which could impact on the anticipated purchase price, including, but not limited to, third-party consents and other contingencies listed above, operating results, and the results of due diligence acquisition reviews.